Zweig Fund
Attachment for Sub-Item 77C

a.	The Annual Meeting of Shareholders of the Zweig Fund took
place on May 15, 2012

b.	Charles H. Brunie and James B. Rogers, Jr. were reelected
for a three year term.  Wendy Luscombe, Alden Olson, R.
Keith Walton and George Aylward comprise the other members of the Board.

c.	Below are the matters submitted to shareholders and results:

1.   Elections of 2 Directors
                                for               withheld
Charles H. Brunie        62,067,231.712144    4,259,471.382260
James B. Rogers, Jr.     62,060,958.969237    4,265,744.125167

2(a).  To approve a revision to the Fund's investment objective.

       for                against            abstain
52,541,461.472838    5,055,116.604640    1,181,127.394069

2(b). To approve a reclassification of the Fund's investment objective as "non-fundamental."

      for                 against             abstain
51,170,779.727507    6,224,802.455164    1,382,123.288876

  3(a). To approve an amendment to the fundamental investment restrictions regarding diversification.

      for               against          abstain
52,257,926.320545  5,205,069.300774  1,314,709.850228

  3(b). To approve an amendment to the fundamental investment restrictions regarding the issuance of senior securities.

      for                  against           abstain
    51,048,953.393069  6,383,093.504838  1,345,658.573640

  3(c). To approve an amendment to the fundament investment restrictions regarding investing in commodities.

      for                   against         abstain
    50,936,976.728120  6,481,256.616563  1,359,472.126864


      3(d). To approve an amendment to the fundamental investment restrictions regarding borrowing.

      for                   against          abstain
    50,360,992.162808  6,947,273.720525  1,469,439.588214

  3(e). To approve an amendment to the fundamental investment restrictions regarding lending.

      for                  against           abstain
    50,776,060.790926  6,665,180.619692  1,336,464.060929

3(f). To approve an amendment to the fundamental investment restrictions regarding purchasing securities on margin.

      for                  against            abstain
    50,486,390.592685  6,985,868.382568  1,305,446.496294

  3(g). To approve an amendment to the fundamental investment restrictions regarding shorts sales.

      for                  against             abstain
    50,680,105.344018  6,802,452.821744  1,295,147.305785

  3(h). To approve an amendment to the fundamental investment restrictions regarding purchasing "restricted" securities.

      for                   against           abstain
    50,899,281.498834  6,575,422.765060  1,303,001.207653

  3(i). To approve an amendment to the fundamental investment restrictions regarding investing in unseasoned issuers.

      for                  against           abstain
    50,383,798.294975  7,124,274.657393  1,269,632.519179

3(j). To approve an amendment to the fundamental investment restrictions regarding investments in other investment companies.

       for                 against            abstain
    51,838,224.440784  5,670,425.077116  1,269,055.953647

  3(k). To approve an amendment to the fundamental investment restrictions regarding investing in interest in oil, gas or other mineral exploration or development programs.

      for                   against           abstain
    51,720,374.194580  5,673,756.542028  1,383,574.734939


      4.        To approve an amendment to the Fund's
investment advisory agreement.

      for                   against            abstain
    49,405,187.086252  7,837,502.283906  1,535,016.101389